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                                                                    EXHIBIT 10.1

                                                 Re:      Lakeview Office Center
                                                 14500 South Outer Forty Road
                                                 Chesterfield, Missouri

                            FIRST AMENDMENT TO LEASE

THE STATE OF MISSOURI         Section
                              Section        KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ST. LOUIS           Section


         THIS FIRST AMENDMENT TO LEASE (this "Amendment") has been executed as of the 25th day of March, 2004, by Olympia Properties, L.L.C., a Washington limited liability company, ("Landlord"), and DALEEN SOLUTIONS, INC., a Delaware corporation ("Tenant").

                                R E C I T A L S:

         A. Landlord and Intertech Management Group, Inc. ("Prior Tenant") have heretofore executed that certain Lease (the "Lease"), dated as of September 16, 1999, pursuant to which Tenant leased approximately 19,981 rentable square feet of which 17,095 rentable square feet are located on the third (3rd) floor and 2,886 rentable square feet are located on the second (2nd) floor (the "Original Premises") of that certain building known as Lakeview Office Center, 14500 South Outer Forty Road, Chesterfield, Missouri, and more particularly described in the Lease (the "Building"). Unless otherwise defined herein, all initially capitalized terms will have the respective meanings ascribed thereto in the Lease.

         B. Tenant and Vestal Corporation ("Subtenant") entered into a Sublease Agreement ("Sublease"), dated October 1, 2002, for approximately 2,886 rentable square feet on the second (2nd) floor of the Building, as Consented to by Landlord pursuant to that certain Consent to Sublease, dated as of September 30, 2002, by and between Landlord, Tenant and Subtenant.

         C. Prior Tenant assigned all of its right, title and interest in the Lease to Tenant pursuant to that certain Assignment of Lease, dated as of December 20, 2002, by and between Tenant and Prior Tenant, as consented to by Landlord pursuant to that certain Consent to Assignment, dated as of December 20, 2002. Tenant has assumed and accepted all of Prior Tenant's interest and obligations under the Lease.

FIRST AMENDMENT TO LEASE          Page 1 of 6

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         D. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) reduce the size of the Original Premises, (ii) extend the Term of the Lease and (iii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

                                    Article I

                               CERTAIN AMENDMENTS

         SECTION 1.01. Reduction of Premises. As of October 1, 2004 (the "Effective Date"), the Original Premises shall be reduced by the second (2nd) floor space containing approximately 2,886 rentable square feet in the Building which is outlined on the floor plan attached hereto as Exhibit A (the "Give-Back Premises") (the Original Premises, after such reduction, being the "Premises"). As of the Effective Date, the Premises shall be redefined to contain approximately 17,095 rentable square feet on the third (3rd) floor of the Building. As of the Effective Date, Tenant's Proportionate Share shall be amended to 20.16% (i.e., 17,095 rentable square feet in the Premises divided by 84,193 rentable square feet in the Building). Since the expiration date of the Sublease is November 30, 2004, Tenant shall be solely responsible for terminating the Sublease and/or, at Landlord's sole election, arranging a direct transaction between the Subtenant and Landlord. In connection therewith, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses or causes of action asserted or alleged by Subtenant resulting from a termination of the Lease as to the Give-Back Premises.

         SECTION 1.02. Surrender of Give-Back Premises. As of the Effective Date, Tenant shall (and Tenant shall have caused Subtenant to) have vacated and abandoned the Give-Back Premises and removed all office equipment, supplies and furniture and other property, alterations, improvements, wiring and cabling as directed by Landlord or as required under the Lease. As of the Effective Date, Tenant shall deliver the Give-Back Premises to Landlord in broom-clean condition and shall have no further right to the Give-Back Premises or possession of the Give-Back Premises (i.e., Landlord may re-lease the Give-Back Premises to another occupant and commence improvements). If Tenant fails to deliver the Give-Back Premises in the condition required under this Section 1.02 on the Effective Date, Tenant shall be deemed for all purposes to be in hold-over, in addition to all other remedies available to Landlord at law or in equity.

FIRST AMENDMENT TO LEASE           Page 2 of 6

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         SECTION 1.03. Term of Lease. As of the date hereof, the Term of the
Lease shall be extended from November 30, 2004, through and including October 31, 2009, subject to adjustment and earlier termination as provided in the Lease. Except as set forth on Exhibit C attached hereto, any and all Tenant options to extend the Term of the Lease are hereby deleted.

         SECTION 1.04. Basic Rental/Reduction Premises. As of March 1, 2004, the Basic Rental due and payable by Tenant to Landlord during the Term, as hereby extended, will be as follows:

                            Annual Basic Rental
     Period:                Rate per Square Foot       Monthly Basic Rental:
     -------                --------------------       ---------------------
 3/1/04 -  9/4/04                $12.00*                  $19,981.00*
10/1/04 -  2/28/05               $12.00                   $17,095.00
 3/1/05 -  2/28/06               $17.00                   $24,217.92
 3/1/06 -  2/28/07               $17.25                   $24,574.06
 3/1/07 -  2/29/08               $17.75                   $25,286.35
 3/1/08 -  2/28/09               $18.00                   $25,642.50
 3/1/09 - 10/31/09               $18.50                   $26,354.79

* Landlord hereby abates two (2) months (April 2004 and May 2004) of Basic Rental described above, and Tenant acknowledges that said $12.00 rate effective through February 28, 2005, reflects a reduction in the market rent equal to $5.00 per rentable square foot in the Premises (i.e., the market rate for the Premises is $17.00 per rentable square foot per annum). Further, Landlord will issue a credit for any Basic Rental already paid by Tenant at the previous rate for March 2004. Tenant shall pay all other obligations accruing during such months. If Tenant defaults under this Lease beyond any applicable period of notice and cure, any remaining rent abatement or rent reduction shall cease from the date of such default, and Tenant shall immediately pay to Landlord all sums previously abated and/or reduced hereunder.

The Basic Rental under the Lease shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.

         SECTION 1.05. Base Year. As of March 1, 2004, the Base Year shall be amended to be the calendar year 2004. Tenant shall continue to pay direct electrical charges for all separately metered usage, including, without limitation, the computer room.

         SECTION 1.06. Commissions. Landlord and Tenant acknowledge that no brokers have been involved in this Amendment other than Sansone Group/DDR L.L.C. and Colliers Turley Martin Tucker (collectively, "Brokers"), and Landlord will be solely responsible for the commissions, if any, owed such Brokers by separate agreement. Landlord and Tenant hereby

FIRST AMENDMENT TO LEASE          Page 3 of 6

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indemnify each other from the payment of any commissions owed to any broker with respect to this Amendment resulting from the acts of such party, but not otherwise.

         SECTION 1.07. "AS-IS." Tenant accepts the Premises "AS-IS" and Landlord has no obligation to make, or pay or otherwise reimburse Tenant for, any improvements, alterations or additions to the Premises, except as set forth on Exhibit B.

         SECTION 1.08. Parking. Exhibit C of the Lease is deleted and replaced with the following: "During the Term, as hereby extended through and including October 31, 2009, Tenant shall be permitted to use sixty-eight (68) vehicular parking spaces in the surface parking lot associated with the Building (the "Parking Facility"), of which seven (7) shall be designated reserved for Tenant's use, at no charge, subject to adjustment by Landlord upon prior notice to Tenant. If Tenant sublets any portion of the Premises or assigns any of its interest in this Lease, then the parking spaces allocated to Tenant hereunder shall be reduced to the extent the ratio between the rentable square feet of the Premises and the parking spaces granted to Tenant hereunder exceeds the Building standard ratio of parking space per rentable square foot as established by Landlord from time to time. Subject to the foregoing, Tenant's use of such spaces remains subject to such terms, conditions and regulations as are from time to time charged or applicable to patrons of the Parking Facility.

         SECTION 1.09. Extension Option. Landlord hereby grants to Tenant an extension option subject to Exhibit C attached hereto.

         SECTION 1.10. Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. Exhibits E and G attached to the Lease shall be deleted and deemed null and void for all purposes. The words "sufficient to pay all rental obligations under the Lease" in Section 10.d. of the Lease are hereby defined to mean a "tangible net worth equal to or greater than $8,000,000."

                                   Article II

                                  MISCELLANEOUS

         SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Tenant represents to Landlord that Tenant (a) is currently unaware of any default by Landlord under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of Tenant enforceable in accordance with its terms.

         SECTION 2.02. Notices. All notices to be delivered to Landlord under the Lease or otherwise with respect to the Premises shall, unless Landlord otherwise notifies Tenant, be

FIRST AMENDMENT TO LEASE          Page 4 of 6

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delivered to Landlord in accordance with notice provisions of the Lease at the management office in the Building with a copy at the same time to the following address:

                           c/o TA Associates Realty
                           28 State Street, 10th Floor
                           Boston, Massachusetts  02109
                           Attn.: Asset Manager

All notices to be delivered to Tenant under the Lease or otherwise with respect to the Premises shall, unless Tenant otherwise notifies Landlord, be delivered to Tenant in accordance with notice provisions of the Lease to the Premises with a copy at the same time to the following address:

                           c/o Daleen Technologies, Inc.
                           Attention Legal Department
                           902 Clint Moore Road, Suite 230
                           Boca Raton, Florida 33487

         SECTION 2.03. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri.

         SECTION 2.04. Counterparts. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

         SECTION 2.05. Landlord's Liability/Default. Any liability of Landlord under the Lease and/or with respect to the Building, the common areas, the Premises or otherwise shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord and/or its partners, officers, directors, agents or employees in connection with the Lease nor shall any recourse be had to any other property or assets of Landlord or such other parties. Landlord shall not be in default hereunder and Tenant shall not have any remedy or cause of action unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants and not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

FIRST AMENDMENT TO LEASE          Page 5 of 6

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Dated: April 2, 2004               LANDLORD:
                                   --------

                                   OLYMPIA PROPERTIES, L.L.C.,
                                   a Washington limited liability company

                                   By: Bartwood, L.L.C.,
                                       a Massachusetts limited liability
                                       company, Managing Member

                                       By: Realty Associates Advisors LLC,
                                           a Delaware limited liability company,
                                           Manager

                                           By: Realty Associates Advisors
                                               Trust, a Massachusetts
                                               business trust, sole member

                                               By: /s/ James P. Knowles
                                                   -----------------------------
                                                             (Officer)
                                                          Regional Director

Date: March 22, 2004               TENANT:
                                   ------

                                   DALEEN SOLUTIONS, INC.,
                                   a Delaware corporation

                                   By: /s/ William H. McCausland
                                       ------------------------------
                                   Name: William H. McCausland
                                   Title: Senior Vice President - Operations

FIRST AMENDMENT TO LEASE          Page 6 of 6

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                                    EXHIBIT A

                               GIVE-BACK PREMISES

                                 DRAWING OMMITED

                             EXHIBIT A - Page 1 of 1

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                                    EXHIBIT B

                          TENANT FINISH-WORK: ALLOWANCE

         1. Except as set forth on this Exhibit, Tenant accepts the Premises "AS-IS" and acknowledges that Landlord has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.

         2. Landlord will have prepared the Working Drawings for the Premises. Tenant will review and approve the Working Drawings within five (5) business days following receipt thereof. As used herein, "Working Drawings" shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and "Work" shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. All changes in the Work must receive the prior written approval of Landlord, whose approval shall not be unreasonably withheld or delayed; provided, however, Landlord may withhold its consent in its sole and absolute discretion if such alteration, physical addition or improvement affects any mechanical systems or structural portions of the Premises or the Building, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible "as-built" plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

         3. Landlord shall obtain competitive bids from no less than three general contractors who have been mutually agreed upon by Landlord and Tenant. Landlord will cause the Work to be performed by contractors and subcontractors approved in writing by Landlord.

         4. Tenant shall bear the entire cost of performing the Work (including, without limitation, space planning and construction document fees, design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, approved signage, related taxes and insurance costs, all of which costs are herein collectively called the "Total Construction Costs") in excess of the Construction Allowance (hereinafter defined). Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord and approved by Tenant which identifies such drawings, itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord 50% of the amount by which the estimated Total Construction Costs exceed the Construction Allowance. Tenant shall pay to Landlord, within 10 days after Landlord's delivery to Tenant of an appropriate invoice, an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (i) the amount of the payments already made by Tenant, (ii) the amount of the

                             EXHIBIT B - Page 1 of 2

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Construction Allowance, and (iii) the cost reasonably estimated by Landlord for completing all "punch list" items; finally, upon completion of the punch list items, Tenant shall pay to Landlord the costs incurred in completing the same.

         5. Landlord shall provide to Tenant a construction allowance (the "Construction Allowance") equal to the lesser of (a) $20.00 per rentable square foot in the Premises, as reduced by the Give-Back Premises (i.e., 17,095 rentable square feet), or (b) the Total Construction Costs, as adjusted for any approved changes to the Work; however, if Tenant or its agent is managing the performance of the Work, then Tenant shall not become entitled to full credit for the Construction Allowance and Landlord shall withhold from the Construction Allowance the equivalent of ten percent (10%) of the Total Construction Costs until thirty (30) days have passed since the Work has been substantially completed and Tenant has caused to be delivered to Landlord (i) a list of all contractors, subcontractors and suppliers that performed the Work on or for the Premises, (ii) all invoices from contractors, subcontractors, and suppliers evidencing the cost of performing the Work, together with lien waivers from such parties, and a consent of the surety to the finished Work (if applicable), (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work and (iv) an affidavit signed by Tenant stating that all of the bills associated with the Total Construction Costs have been paid. Any unspent portion of the Construction Allowance remaining as of October 1, 2004, shall be credited against Tenant's next accruing payments of Basic Rental under the Lease.

         6. Landlord or its affiliate shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building, and the Building's systems.

         7. To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and the Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

                             EXHIBIT B - Page 2 of 2

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                                    EXHIBIT C

                                EXTENSION OPTION

         1. Provided no Event of Default exists at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years on the same terms provided in this Lease (except as set forth below), by delivering written notice of ("Tenant's Notice") the exercise thereof to Landlord not later than eleven (11) months prior to the end of the Term. On or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

         (a) The Basic Rental payable for each month during each such extended Term shall be the prevailing rental rate in the Building and other comparable buildings in the metropolitan area in which the Building is located, at the commencement of such extended Term, for space of equivalent quality, size, utility and location, with the length of the extended Term and the credit standing of Tenant to be taken into account;

         (b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

         (c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

         2. Within thirty (30) days following delivery of Tenant's Notice, Landlord shall deliver to Tenant a written notice ("Landlord's Notice") specifying the Basic Rental rate per rentable square foot per annum for the applicable additional term. Tenant shall have thirty (30) days following delivery of Landlord's Notice to notify Landlord in writing ("Tenant's Renewal Notice") of (i) Tenant's exercise of its right to renew the Lease at the Basic Rental rate proposed by Landlord, or (ii) deliver to Landlord Tenant's determination of the Basic Rental rate per rentable square foot per annum for the applicable additional term. Upon Landlord's receipt of Tenant's determination of the Basic Rental, both parties shall have the right for a period of thirty (30) days to negotiate the Basic Rental rate for the additional Term. If within ten (10) days following the expiration of the thirty (30) day period following Tenant's submittal of its determination of the Basic Rental the parties cannot agree for any or no reason (i.e., Landlord shall have no liability to Tenant for failing to negotiate), then Tenant may, as its sole and exclusive remedy, either (i) elect to accept Landlord's determination of the Basic Rental or (ii) elect not to exercise its right to renew the Lease. Tenant's failure to timely deliver Tenant's Renewal Notice shall be deemed acceptance by Tenant of the Basic Rental rate proposed by Landlord.

         3. Tenant's rights under this Exhibit shall terminate if (i) this Lease or Tenant's right to possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease or

                             EXHIBIT C - Page 1 of 1

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sublets any portion of the Premises, or (iii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

                            EXHIBIT C - Page 2 of 1